EX-99.23(d)(83)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                         T. ROWE PRICE ASSOCIATES, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2005, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of January 2005.

JACKSON NATIONAL ASSET              T. ROWE PRICE ASSOCIATES, INC.
MANAGEMENT, LLC


By:   /s/ Andrew B. Hopping         By:  /s/ Darrell N. Braman
     ------------------------------    -------------------------------

Name:    ANDREW B. HOPPING          Name:  Darrell N. Braman
       --------------------              -----------------------------

Title:            PRESIDENT         Title:   Vice President
        ---------------------------       ----------------------------


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                                   SCHEDULE B
                              DATED JANUARY 1, 2005

                                 (COMPENSATION)

                      T. ROWE PRICE ESTABLISHED GROWTH FUND

                      AVERAGE DAILY NET ASSETS ANNUAL RATE
                            $0 to $250 million 0.40%
                           $250 to $500 million 0.375%
                         Amounts over $500 million 0.35%


                      T. ROWE PRICE/JNL MID-CAP GROWTH FUND

                      AVERAGE DAILY NET ASSETS ANNUAL RATE
                             $0 to $20 million 0.60%
                            $20 to $50 million 0.50%
                           $50 to $200 million 0.50%*
                            Above $200 million 0.50%*

*WHEN AVERAGE DAILY NET ASSETS EXCEED THIS AMOUNT, THE ANNUAL RATE ASTERISKED IS APPLICABLE TO ALL THE AMOUNTS IN THE T. ROWE PRICE/JNL MID-CAP GROWTH FUND.


                          T. ROWE PRICE/JNL VALUE FUND

                      AVERAGE DAILY NET ASSETS ANNUAL RATE
                            $0 to $250 million 0.40%
                           $250 to $500 million 0.375%
                         Amounts over $500 million 0.35%